Exhibit 99.1

WAYNE SAVINGS BANCSHARES, INC. DECLARES QUARTERLY DIVIDEND AND ADOPTION OF STOCK REPURCHASE PROGRAM

Wooster, Ohio (September 30, 2013) – Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the (the “Company”), the holding company parent of Wayne Savings Community Bank (the “Bank”), has declared a cash dividend of $0.08 per share of the Company’s common stock for the quarter ending September 30, 2013. This represents an annualized dividend of $.32 per share. The quarterly cash dividend will be paid on October 30, 2013 to stockholders of record as of October 16, 2013.

Wayne Savings Bancshares, Inc. (NASDAQ: WAYN) (the “Company”), the holding company parent of Wayne Savings Community Bank (the “Bank”), also announced today that its Board of Directors has adopted a new stock repurchase program. Under the new stock repurchase program, the Company is authorized to repurchase up to 72,150 shares, or 2.5% of its issued and outstanding shares of common stock. This new stock repurchase program is in addition to a program authorized in June, 2012, of which 32,092 shares are remaining to be repurchased. The stock repurchase program may be limited or terminated at any time without prior notice.

Under the stock repurchase program, the Company may acquire shares of its common stock in the open market or in any private transaction, from time-to-time and in accordance with applicable laws, rules and regulations. The timing and extent to which the Company repurchases its shares will depend upon management’s assessment of market conditions and other corporate considerations as may be considered in the Company’s sole discretion.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contact:

Wayne Savings Bancshares, Inc.

H. Stewart Fitz Gibbon III

Executive Vice President, Chief Operating

Officer, Chief Risk Officer, Corporate

Secretary and Treasurer

330-264-5767